                                                                   EXHIBIT 10.16

                           PURCHASE OPTION AGREEMENT

     THIS AGREEMENT is made as of the 1st day of December, 1999, by and between CENTENNIAL HEALTHCARE MANAGEMENT CORPORATION ("CHMC") and CYPRESS INVESTORS LLC ("Cypress Investors"), DOLPHINS VIEW INVESTORS LLC ("Dolphins View Investors"), HILLTOP MANOR INVESTORS LLC ("Hilltop Investors"), KANNAPOLIS INVESTORS LLC ("Kannapolis Investors"), and MATHER INVESTORS LLC ("Mather Investors"; Cypress Investors, Dolphins View Investors, Hilltop Investors, Kannapolis Investors and Mather Investors are sometimes hereinafter collectively referred to as "Owner").

                             W I T N E S S E T H:



     WHEREAS, CHMC manages on behalf of Cypress Investors that certain 63 bed nursing center known as Cypress Manor Health and Rehabilitation Center ("Cypress Manor") pursuant to a Long Term Care Facility Management Agreement dated as of December 1, 1999; and

      WHEREAS, CHMC manages on behalf of Dolphins View Investors that certain 58 bed nursing center known as The Health and Rehabilitation Centre at Dolphins View ("Dolphins View") pursuant to a Long Term Care Facility Management Agreement dated as of December 1, 1999; and

     WHEREAS, CHMC manages on behalf of Hilltop Investors that certain 118 bed nursing center known as Hilltop Manor Health Care Center ("Hilltop Manor") pursuant to a Long Term Care Facility Management Agreement dated as of December 1, 1999; and

     WHEREAS, CHMC manages on behalf of Kannapolis Investors that certain 117 bed nursing center knows as THS of Kannapolis ("Kannapolis") pursuant to a Long Term Care Facility Management Agreement dated as of December 1, 1999; and

     WHEREAS, CHMC manages on behalf of Mather Investors that certain 122 bed nursing center known as Mather Nursing Center ("Mather") pursuant to a Long Term Care Facility Management Agreement dated as of December 1, 1999; and

     WHEREAS, Owner has agreed to grant to CHMC or its affiliates a right to purchase Cypress Manor, Dolphins View, Hilltop Manor, Kannapolis and Mather (Cypress Manor, Dolphins View, Hilltop Manor, Kannapolis and Mather collectively referred to as the "Properties") pursuant to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the covenants, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

      1. Option to Purchase. Owner hereby grants and conveys to CHMC for the term hereof an exclusive and irrevocable option (the "Option") to purchase all of the Properties upon the terms and conditions contained in this Agreement.

      2. Term and Exercise of the Option. The term of the Option shall commence on December 1, 2000 and shall terminate at midnight, Eastern Standard Time on December 1, 2005. CHMC may exercise the Option only during its term and only by delivery of written notice to Owner at the address set forth below. In the event that the Option is exercised, the closing shall take place at such time as set out in the notice of exercise of the Option at the offices of CHMC or such other place as agreed by the parties. Upon exercise of the Option, Owner and CHMC shall enter into a Purchase and Sale Agreement substantially in the form attached hereto as Exhibit "A".

      3. Purchase Price. The total purchase price (hereinafter referred to as the "Purchase Price") of the Properties shall be that amount equal to Owner's basis in the Properties, being Owner's total acquisition costs of the Properties, capital improvements, loan fees, closing costs and expenses and any other costs related to Owner's acquisition of the Properties. The Purchase Price shall increase by an amount equal to four percent (4%) per annum from December 1, 1999 until the date of closing; provided, however, that if CHMC exercises the Option prior to December 1, 2001, the Purchase Price shall be increased by eight percent (8%). The Purchase Price shall be paid in cash at closing, subject to adjustments contained herein. CHMC shall pay all cost of closing of its acquisition of the Properties, the intention being that Owner will receive an annual return of four percent (4%) on its investment in the Properties.

      4. Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and should be deemed to have been properly given or served and shall be effective upon being deposited in the United States mail, postpaid and registered or certified with return receipt requested, provided, however, the time period in which a response to any notice, demand or request must be given shall commence on the date of receipt by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been given shall constitute receipt of the notice, demand or request sent. Any such notice, demand or request shall be sent to the following addresses:

       To Owner:   c/o Five Star Healthcare Properties, LLC
                   400 Perimeter Center Terrace, Suite 650
                   Atlanta, Georgia  30346
                   Attention:  Alan Dahl

       To CHMC:    Centennial HealthCare Management Corporation
                   400 Perimeter Center Terrace, Suite 650
                   Atlanta, Georgia  30346
                   Attention:  Daryl R. Griswold

      5.  Miscellaneous.

         (a) Time is of the essence of this Agreement.

         (b) This Agreement should be governed by and construed in accordance with the laws of the State of Georgia.

         (c) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

         (d) Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

         (e) This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the conveyance of the Property and all other matters contained herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser.

         (f) This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against Seller and Purchaser and their respective heirs, legal representatives, successors and assigns, as the case may be. CHMC may assigns its rights under this Agreement to any affiliated entity without the consent of Owner.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as to the date first above written.

                             OWNER:

                             Cypress Investors, LLC

                               By:  Five Star Healthcare Properties, LLC
                               Its:   Sole Member

                               By:  Southeast Capital, LLC


                                 By:  /s/ Alan C. Dahl
                                      ---------------------
                                      Alan C. Dahl, Member



                             Dolphins View Investors, LLC
                               By:  Five Star Healthcare Properties, LLC
                               Its:   Sole Member

                               By:  Southeast Capital, LLC


                                 By:  /s/ Alan C. Dahl
                                      ---------------------
                                      Alan C. Dahl, Member


                             Hilltop Manor Investors, LLC
                               By:  Five Star Healthcare Properties, LLC
                               Its:   Sole Member

                               By:  Southeast Capital, LLC


                                 By:  /s/ Alan C. Dahl
                                      ---------------------
                                      Alan C. Dahl, Member



                             Kannapolis Investors, LLC
                               By:  Five Star Healthcare Properties, LLC
                               Its:   Sole Member

                               By:  Southeast Capital, LLC


                                 By:  /s/ Alan C. Dahl
                                      ---------------------
                                      Alan C. Dahl, Member

                             Mather Investors, LLC
                               By:  Five Star Healthcare Properties, LLC
                               Its:   Sole Member

                               By:  Southeast Capital, LLC


                                 By:  /s/ Alan C. Dahl
                                      ---------------------
                                      Alan C. Dahl, Member



                             Centennial HealthCare Management Corporation

                                 By:  /s/ Kent C. Fosha, Sr.
                                      ------------------------------
                                      Kent C. Fosha, Sr., President

                                  EXHIBIT "A"

                          PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), made and entered into as of this ___ day of ___________, 200___, by and between [_____________], LLC, a Georgia limited liability company ("Seller"), and Centennial HealthCare Management Corporation, a Georgia corporation ("Purchaser").

                        W I T N E S S E T H:
                        - - - - - - - - - -

     WHEREAS, Seller has right, title and interest in and to real and personal property comprising a ____-bed facility known as ______________________________ located at ___________________________ (such real property and personal property and the business conducted thereon are hereinafter referred to as the "Facility"); and

     WHEREAS, Seller wishes to sell all of its right, title and interest in and to the Facility, including the business thereof, to Purchaser and Purchaser wishes to buy all of Seller's right, title and interest in and to the Facility, subject to and upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

SECTION 1.  PURCHASE AND SALE; ASSIGNMENT.

     Upon the terms and conditions set forth herein, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all of Seller's right, title and interest in and to the following:

         (a) All of those certain tracts or parcels of real property situated at ____________ _____________________________, TOGETHER WITH all and singular appurtenances now or hereafter belonging thereto, being more particularly described in Exhibit "A" attached hereto and by reference made a part hereof, and being hereinafter referred to as the "Land"; TOGETHER WITH all the improvements and appurtenances thereon situated, and all fixtures and furniture attached thereto or appurtenant thereto and used in connection therewith, consisting, without limitation, of the Facility, all of which conforms with the licenses granted, all plumbing, heating, lighting and cooking fixtures, air conditioning fixtures and units, ranges, refrigerators, dishwashers, disposals, trash mashers, hot water heaters and equipment, boilers, bathroom and kitchen cabinets, antennae, and to the extent located on the Land, mantels, door mirrors, venetian blinds, shades, drapes, screens, awnings, window boxes, storm doors, ice makers, mail boxes, weather vanes, flagpoles, pumps, shrubbery, outdoor statuary, carpeting, and licenses and permits (said Land, improvements, appurtenances, fixtures and property at the Facility being hereinafter collectively referred to as the "Real Property"), TOGETHER WITH all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining said Land to the center line thereof, and together with all right, title and interest of Seller in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damage to said Land by reason of change of grade of any street; together with all right, title and interest of Seller in and to any award made or to be made in lieu thereof, together with all right, title and interest of Seller to the use of strips and rights-of-way abutting or adjoining said Land, if any; and

         (b) All licenses and permits (to the extent transferable), equipment, furniture, furnishings, fixtures, inventory, supplies and all other personal property located on the Real Property or used in connection with the business of the Facility as going concerns and with the operation of the Facility located thereon, including without limitation all of those items of personal property set forth and described in Exhibit "B" attached hereto (such personal property is hereinafter referred to as the "Personal Property") but excluding personal property set forth and described in Exhibit "C" attached hereto (the "Excluded Property").

SECTION 2.  PURCHASE PRICE AND FINANCING.

     2.01. Purchase Price. The purchase price payable by Purchaser to Seller shall be ___________________ DOLLARS ($________________), plus the net balance of the accounts outstanding receivable for the Facility. The purchase price shall be payable all cash at Closing.

     2.02. Compliance with Section 1060 of the Internal Revenue Code. Seller and Purchaser agree that Exhibit "D", in which the parties have allocated the Purchase Price among the assets purchased, has been jointly prepared by the parties hereto. The parties agree that they shall fully comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, relating to allocation rules for certain applicable asset acquisitions, and the parties further agree to use Exhibit "D" as the basis for completing Form 8594 entitled "Asset Acquisition Statement Under Section 1060," which they shall both file on a timely basis with the Internal Revenue Service.

SECTION 3.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     As used in this Section and elsewhere in this Agreement the following terms shall have the following meanings:

         "Knowledge of Seller" or "Seller's Knowledge" shall mean the actual knowledge of Seller and the actual knowledge of any general partner of Seller.

         "Knowledge of Purchaser" or "Purchaser's Knowledge" shall mean the actual knowledge of any member or manager of the Purchaser.

         "Material" or "Materially," when used with reference to any claim, obligation, event, omission or other development, shall mean a claim, obligation, event, omission or other development having a value or potential financial impact in excess of $25,000.00, provided, however, that the total value of all claims, obligations, events, omissions or other developments deemed not to be Material pursuant to this definition shall not exceed $100,000.00.

     Seller hereby makes the following representations, warranties and covenants to Purchaser, each of which shall be deemed to be Material to the transactions contemplated by this Agreement:

     3.01. Condition of Facility. To Seller's Knowledge, upon Closing, the Facility will be in good condition, comparable, in all Material respects, to the condition existing on the date of this Agreement, ordinary wear and tear excepted. Except as may be disclosed in Exhibit "E", to Seller's Knowledge the heating, air conditioning, sewer, plumbing, antennae, and electrical systems in or relating to the Facility are in good working order in all Material respects, the painted walls, window treatments, interior and exterior doors, plumbing, roofs and carpeting of all of the buildings of the Facility are in good repair in all Material respects and each building of the Facility is free from damage by termite and insect infestations and the structural supports and members of all buildings are sound and in good repair in all Material respects. There are no latent defects in or to the Facility or any portion thereof of which Seller has been notified. Upon the request of Purchaser, Seller will provide information in its possession concerning the age of items described above. Seller shall not remove any item of Personal Property from the Facility prior to the Closing, except for the purpose of repair or replacement or in the ordinary course of business, and any such item or its replacement, as the case may be, shall be included in this transaction.

     3.02. List of Patients. Seller will provide to Purchaser at the Facility a schedule setting forth the name of each patient of the Facility, the status of payment or level of care of each patient, and an accounting of security deposits and patient funds, which accounting is true, complete and correct in all Material respects. To Seller's Knowledge, the Facility's accounting of patient funds, which accounting is maintained as a ledger book in the offices of the Facility, is true, correct and complete in all Material respects, subject to routine periods for posting of transactions and is available for inspection by Purchaser in accordance with Section 8 hereof.

     3.03. Financial Statements and Costs Reports. Seller has provided to Purchaser copies of the following financial statements of the Facility: (i) unaudited balance sheets as of the end of the Facility last two (2) fiscal years which, in all Material respects, are true, complete and correct and accurately reflect the financial condition of the Facility at the respective dates on such balance sheets; and (ii) unaudited statements of operations for the Facility's last two (2) fiscal years which, in all Material respects, are true, complete and correct and accurately reflect its operations during such periods. Seller will also provide to Purchaser copies of all cost reports and any audits of cost reports under either Medicare or Medicaid for the two (2) years prior to the date hereof for the Facility, the Medicaid rate sheets for the last two (2) years, and trial balances for the Facility for the year ended December 31, 1998. Seller shall make available to Purchaser upon Purchaser's request any and all unaudited balance sheets and statements of operations provided to them from a comptroller's office and or Medicare intermediary and any internal accounting working papers of the Seller used in preparing the above-referenced balance sheets and statements of operations for the Facility. Except as set forth on Exhibit "F", there have been no Material adverse changes in the financial condition, business or properties of the Facility since their most recent fiscal year end. Seller shall make available to Purchaser upon Purchaser's request all internal accounting working papers prepared during the annual financial reviews of the Facility for the last two (2) fiscal years and the current fiscal year.

     3.04. Agreements, Contracts and Commitments. Seller has provided to Purchaser at the Facility a list of all contracts and agreements with respect to laundry Facility, food services, equipment, furniture, medical equipment, management, grounds maintenance and other services of the Facility which require more than 31 days notice for cancellation without penalty. Seller shall not renew or extend any such contracts without Purchaser's consent, which shall not be unreasonably withheld; provided, however, that Seller may in the ordinary course of business renew without Purchaser's consent any contract involving an amount which, when combined with amounts payable under all other contracts which are renewed without Purchaser's consent, is not in excess of $5,000. Purchaser shall assume the listed contracts and agreements or shall cause Seller to terminate such contracts and agreements before Closing in accordance with Purchaser's instructions to Seller on or before Closing. Seller shall use its reasonable efforts to keep all insurance policies or renewals thereof ("Policies") affecting or covering the Facility and their operations in force and effect up to and including the date of the Closing unless the reason for such Policies ceases or such Policies are replaced in the ordinary course of business. Seller shall deliver to Purchaser true and correct copies of all such Policies in Seller's possession.

     3.05. Discharge of Obligations. Except as may be disclosed in Exhibit "F", to Seller's Knowledge, Seller has carried out, performed and complied with all obligations imposed on Seller under any admission agreements, agreements with patients or agreements with others.

     3.06. Occupancy. To Seller's Knowledge, at the time of this Agreement, the Facility has existing valid agreements with the patients occupying the Facility.

     3.07. No Rebates or Allowances. Except as may be disclosed in Exhibit "G", to Seller's Knowledge, none of the patients of the Facility have been given any concession or consideration for the rental of any patient room, and none of the patients of the Facility are entitled hereafter to any concessions, rebates, and/or allowances of free occupancy for any period after the Closing.

     3.08. Repair Requirements. To Seller's Knowledge, there are no outstanding requirements or recommendations by any mortgagee or any insurance company, requiring or recommending any repairs or work to be done on the Facility.

    3.09. Litigation. Except as may be disclosed in Exhibit "G", to Seller's Knowledge, there is no litigation or proceeding pending or threatened, other than as normal or customary in the health care industry, which would Materially adversely affect all or any part of the Facility, their assets, property or business, and Seller has no reasonable grounds to know of any basis for any such action.

    3.10. No Condemnation Proceedings. To Seller's Knowledge, there are no pending or threatened condemnation or eminent domain proceedings which would Materially adversely affect all or any part of the Facility.

     3.11. Access Public Improvements. Except as may be disclosed in Exhibit "G", to Seller's Knowledge, all curb cut and street opening permits or licenses required for vehicular access to and from the Facility over presently existing roads and driveways have been obtained and paid for and shall be in full force and effect at the time of Closing. To Seller's Knowledge, no assessments for public improvements have been made against the Facility which remain unpaid, including, without limitation, those for construction of sewer and water lines and mains, streets, sidewalks and curbs. To Seller's Knowledge, there are no public improvements which have been ordered to be made and/or which have not hereto been completed, assessed and paid.

     3.12. No Liens Against Personal Property. Except as may be disclosed in Exhibit "G", all fixtures and articles of Personal Property included in this sale at Closing will be owned by Seller, free and clear of any conditional bills of sale, chattel mortgages, security agreements, financing statements, other security interests, liens or encumbrances of any kind, except for any personal property taxes (ad valorem), which are liens not yet due and payable.

     3.13. Compliance with Facility Laws. Except as may be disclosed in Exhibit "G", to Seller's Knowledge the Facility, including without limitation, the buildings and improvements included thereon, shall be, at the Closing Date, in compliance in all Material respects with all laws, ordinances, codes, regulations and requirements of the State of Florida and any political subdivision or agency thereof, and the federal government and any political subdivision or agency thereof, concerning and applicable to licensing of nursing care facilities, together with such other laws, ordinances, codes, regulations and requirements concerning and applicable to buildings and the Facility generally, as shown by the licenses previously issued to the Seller, or its predecessor, by the State of Florida or any other state or federal government or political subdivision or agency thereof. The Facility is fully licensed by the State of Florida and in good standing as healthcare providers under the Medicaid and Medicare programs, as both programs are administered by the federal government and the State of Florida. The Medicare and Medicaid cost reports for the last two (2) fiscal years and the current portion of this fiscal year are true and correct in all Material respects except as may be disclosed in Exhibit "G".

     3.14. Leased Property. Seller does not lease any personal property, equipment or fixtures used in the business conducted at the Facility, except as may be disclosed in Exhibit "G", or as may have been leased by Seller pursuant to that certain power of attorney granted by Seller to Centennial HealthCare Management Corporation.

     3.15. Status of Land; Environmental Standards. To Seller's Knowledge, the Land is legally occupied by the Facility and has been approved by all governmental authorities having jurisdiction, and all approvals, permits and certificates required to occupy and operate the Facility have been obtained. To the Knowledge of Seller, the present use of the Land is in compliance in all Material respects with all applicable zoning ordinances, building codes, fire codes, life safety codes, or health department ordinances pertaining thereto, except as may be disclosed in Exhibit "G". Seller has not received notice that the Facility is not in compliance with all federal, state and local laws and ordinances relating to clean air, water, waste disposal, toxic substances and other environmental regulations. Seller has not received notice that the Facility is not in compliance with all laws and ordinances relating to occupational health and safety. To Seller's Knowledge, during the period of Seller's ownership of the Facility, Seller has not caused or permitted the Facility to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances (as hereinafter defined), or other dangerous or toxic substances, or solid waste, except in compliance with all applicable federal, state, and local laws or regulations or except for Hazardous Substances in non-reportable quantities. To Seller's Knowledge, during the period of Seller's ownership of the Facility there has been no Release (as hereafter defined) of any Hazardous Substances on or off-site of the Facility. As used herein, (a) "Hazardous Substances" include any pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) as amended, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) as amended, the Clean Water Act (33 U.S.C.
Section 1251, et seq.) as amended, or any other federal, state or local environmental law, ordinance, rule or regulation, and (b) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping. Except as may be disclosed by an environmental audit of the Facility, to Seller's Knowledge, there has not been incorporated into the Facility and the Facility does not contain any asbestos products, urea-formaldehyde, and other known building products which may be harmful or injurious to human health or constitute Hazardous Substances.

     3.16. Compliance with Setback Requirements. Except as indicated on a survey of the Real Property, to Seller's Knowledge, all of the improvements of the Facility are located within the boundaries of the Land and comply with any applicable zoning setback requirements unique to the Facility.

     3.17. No Management Agreements. Except for the management agreements between Seller and Centennial HealthCare Management Corporation, which will be canceled at or after Closing, there is now and will be no management contract for the Facility at the time of Closing, except as Seller and Purchaser may agree in writing.

     3.18. Union Agreements and Employee Relations. Except as may be disclosed on Exhibit G, Seller is not a party to any union or collective bargaining agreements, nor to the Knowledge of Seller, is there any pending or potential attempt to unionize any of the employees of the Facility. To Seller's Knowledge, during the period commencing two (2) years prior to the date hereof and ending on the Closing Date, the employees of the Facility have not been the subject of a union election. Seller will provide Purchaser copies of any grievances received by Seller during the twelve month period immediately preceding the date hereof.

     To Seller's Knowledge, prior to the period of Seller's ownership of the Facility, there have been no strikes, lockouts, or other work stoppages, picketing or labor disputes (other than the negotiation of existing union contracts, if any, which shall not be deemed to be a labor dispute for purposes of this Agreement) in which the Facility are or were involved, and, to Seller's Knowledge, no event has transpired which has or will have a Material adverse effect on the relationship between Seller and its employees at the Facility. Seller will provide to Purchaser at the Facility the name and current annual salary and other compensation or the rate of compensation payable by Seller to each employee at the Facility and the profit-sharing, bonus or other form of extra compensation paid or payable by Seller to or for the benefit of each such person for the Facility's current fiscal year. There are no oral or written contracts, agreements or arrangements obligating Seller to increase the compensation or benefits paid or payable to any of its employees now or at any future time.

     3.19. Real Property Taxes. The real estate and personal property tax assessment on the Facility are as reflected on the real estate and personal property tax bills for the Facility (the "Tax Bills") for 1998 and Seller will provide to Purchaser at the Facility evidence of the amount of taxes paid and unpaid in connection with the Tax Bills.

     3.20. Utilities. Seller will provide to Purchaser at the Facility information concerning the total amounts for the Facility of: (i) water and sewer bills; (ii) gas bills; (iii) electric bills; (iv) garbage and trash removal; and (v) repairs and maintenance.

     3.21. No Violations of Law. Seller has not received notice from any governmental authority of any violation by or Materially adversely affecting the Facility of any federal or state law or any municipal ordinance or order or requirement of any governmental authority having jurisdiction over the Facility. To Seller's Knowledge, there are no notices, suits or judgments relating to any such violation, including without limitation, fire, zoning, life safety, air or water pollution or health, food or drug code violations with respect to the Facility.

     3.22. Maintenance of Business Operations, Employees and Goodwill. Seller will cooperate with Purchaser to preserve and maintain the Facility's business operations intact, use its reasonable efforts to keep available to Purchaser the services of its present employees, with consideration for turnover in the ordinary course of business, and preserve to the extent reasonably possible the goodwill of the Facility's business.

     3.23. Inventories and Trade Payables. Seller currently maintains and shall maintain as of the Closing Date, inventories and supplies reasonably sufficient and adequate to satisfy state licensing requirements for the operation of the Facility. All such inventories and supplies shall conform to trade standards for marketable goods, subject to such spoilage, waste and obsolescence as is normal in the Facility's ordinary course of business. At Closing, Seller shall certify that there are no trade payables or other accounts payable incurred in connection with the Facility, including payables for inventory, supplies and other consumer goods in the ordinary course of the Facility's business, except those incurred on Seller's behalf by Centennial HealthCare Management Corporation as manager in the ordinary course of operations of the Facility (a list of such payables shall be attached to a certificate furnished by Centennial HealthCare Management Corporation at Closing). Any payables incurred by Seller and not by Centennial HealthCare Management Corporation as manager of the Facility, and any payables incurred by or on behalf of Seller which are not the ordinary course of business shall be paid by Seller or from funds payable to Seller at Closing.

     3.24. Organization of Seller. Seller is a limited partnership formed and in existence under the laws of the State of Georgia and Seller has the power and authority to own its properties and to carry on its business as and where such business is now conducted.

     3.25. Due Authorization; No Default. The delivery and execution, performance of this Agreement by Seller and all other agreements and instruments to be executed by Seller in connection herewith or pursuant hereto and the consummation of the sale contemplated hereby have been duly authorized by all requisite action on the part of the general partner of Seller. When this Agreement is executed and delivered by the general partners of Seller on behalf of Seller, it shall constitute the legal, valid and binding obligation of Seller. The transfer of Seller's right, title and interest in and to the Facility to Purchaser will not violate in any Material respect any provision of Seller's Amended and Restated Agreement of Limited Partnership ("Seller's Partnership Agreement") or any laws governing Seller. Except as may be disclosed in Exhibit "G", the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, or compliance with any of the terms or conditions hereof, will not result in the breach in any Material respect by Seller of any of the terms, conditions or provisions of any agreements or instruments to which Seller is a party, or to which it or its property is bound, or constitute a default in any Material respect under such agreements or instruments.

     3.26. Consents. Except as set forth in Exhibit "G" and for the agencies and departments of the State of Florida necessary to issue licenses to operate the Facility and authorize Medicare and Medicaid reimbursements, there are no persons whose consent is necessary in order for Seller to consummate the transactions contemplated by this Agreement, including, without limitation, any such persons who are:

         (a) the parties to any agreements to which the Seller is a party of or by which it is bound; and

         (b) any federal, state or local authorities or governmental regulatory agencies having jurisdiction over the Seller (except to the extent any licensing and Medicare/Medicaid reimbursement approval for the Facility is necessary).

     3.27. Notice as to Material Changes. Seller will promptly advise Purchaser in writing of the occurrence of any Material events which come to the Knowledge of Seller after the date of this Agreement and prior to Closing relating to any of those matters which are the subject of the covenants, representations and warranties of the Seller contained herein.

     3.28. Accuracy of Information. No representations, warranties or covenants by Seller or its general partners, nor any statement, list or certificate furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any Materially untrue statement of fact or omits or will omit to state a Material fact necessary to make the statements contained therein not Materially misleading in light of the circumstances under which they were made.

     3.29. Survival of Warranties and The Representations, Covenants. warranties, representations and covenants of the Seller contained in this Agreement shall be true and correct as of the Closing Date in all Material respects with the same force and effect as if given and made on and as of the date and time of Closing, and such representations, warranties and covenants shall survive the Closing and the consummation of the transactions contemplated this Agreement for the period set forth in Section 13.

SECTION 4. PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     Purchaser makes the following representations, warranties and covenants to Seller, each of which shall be deemed to be Material to the transactions contemplated by this Agreement.

     4.01. Organization of Purchaser. Purchaser is a limited liability company formed and existing under the laws of the State of Georgia and is qualified to do business in the State of Florida.

     4.02. Due Authorization and Authority. This Agreement and its execution, delivery and performance, have been authorized by all requisite action on the part of Purchaser. The performance of this Agreement by Purchaser will not result in violation of Purchaser's Operating Agreement, or any Material contract or commitment to which Purchaser is a party or by which it is bound or any law, statute, ordinance, regulation or decree of any governmental, regulatory or judicial body or entity. The members of Purchaser have full power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby on behalf of Purchaser, and the execution, delivery and performance of this Agreement and the transactions contemplated herein by the Purchaser have been duly authorized by all necessary corporate action of Purchaser. When this Agreement is executed and delivered by the members of Purchaser on behalf of Purchaser, it shall constitute the legal, valid and binding obligation of Purchaser.

     4.03. Litigation. To Purchaser's Knowledge, there is no litigation proceeding pending, or threatened, against Purchaser in any court or before any arbitration or governmental agency, domestic or foreign, which would Materially adversely affect Purchaser's ability to perform its obligations under this Agreement.

     4.04. No Default. Neither the execution or delivery of this Agreement or any agreement required hereby to be executed by Purchaser nor the performance of Purchaser in compliance with their terms shall:

         (a) Materially conflict with or result in a Material breach or constitute or result in a Material default under:

             (i) any judgment, order, injunction, statute, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Purchaser is subject; and

             (ii) any Material agreement, contract, or legally binding commitment to which Purchaser is a party.

         (b) give to any person any rights of termination, cancellation or acceleration, in or with respect to any Material agreements, contracts, indentures or legally binding commitments by which Purchaser is bound; or

         (c) result in the creation or imposition of (or the obligation to create or impose) any Material lien, charge or encumbrance upon any of the property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Purchaser is a party or by which it may be bound.

     4.05. Accuracy of Information. To Purchaser's Knowledge, no representation, warranty or covenant by Purchaser or its officers or directors, nor any statement, list or certificate furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any Materially untrue statement of fact or omits or will omit to state a Material fact necessary to make the statements contained therein not Materially misleading in the light of the circumstances under which they were made.

     4.06. Consents. Except for the agencies and departments of the State of Florida necessary to issue licenses to operate the Facility and authorize Medicare and Medicaid reimbursements, there are no persons whose consent is necessary in order for Purchaser to consummate the transactions contemplated by this Agreement, including, without limitation, any such persons who are:

         (a) the parties to any material agreements to which the Purchaser is a party of or by which it is bound; and

         (b) any federal, state or local governmental authorities or regulatory agencies having jurisdiction over the Purchaser (except to the extent any licensing and Medicare/Medicaid reimbursement approval for the Facility is necessary).

     4.07. Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Purchaser contained in this

Agreement shall be true and correct in all Material respects as of the Closing with the same force and effect as if given and made on and as of the date and time of Closing, and such representations, warranties and covenants shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period set forth in Section 13.

SECTION 5.  CONVEYANCES AND TITLE.

     5.01. Assignment and Bill of Sale. At Closing, conveyance of all of Seller's right, title and interest in and to the Real Property and the Personal Property shall be by special warranty deed and assignment and bill of sale, respectively. Good, marketable and insurable title to the Real Property and good and marketable title to the Personal Property shall be conveyed from Seller to Purchaser free and clear of all liens, claims, charges and encumbrances of any kind, subject only to taxes for the current year, and those other liens, claims, charges, encumbrances or objections, if any, set forth in Exhibit "H" attached hereto and by reference made a part hereof (such other liens, claims, charges, encumbrances or objections are hereinafter referred to as "Permitted Title Exceptions").

     5.02. Title Defects. If examination of title reveals any legal defect to title other than the Permitted Title Exceptions, Purchaser shall furnish Seller with a written statement thereof on or before Closing and Seller shall have the option to correct any legal defects, as set forth in Section 8.04.

     5.03. Non-Waiver of Title Objections. Notwithstanding anything stated to the contrary in this Agreement, nothing herein shall be deemed to be a waiver by Purchaser of any title objections which appear at or after Purchaser's title examination, and Purchaser shall have the right to raise any such objections and require that Seller cure the same prior to Closing as a condition of Purchaser's obligation to proceed with the Closing.

     5.04. Prorations. The following items shall be adjusted on a pro rata basis between Seller and Purchaser on the Closing Date:

         (a) General real estate taxes and other taxes and assessments related to the Facility;

         (b) Charges for electricity, gas, water, sewer and other utilities to be based on projections from most recent invoices or on recent meter readings, if actual invoices are not available;

         (c) All amounts due under the service contracts and other agreements accepted by Purchaser pursuant to the provisions of this Agreement;

         (d) Prepaid patient charges; and

         (e) Accrued and/or earned fringe benefits of all employees of the Facility, including without limitation vacation, sick pay or leave, retirement benefits, disability benefits and other employee benefits.

     5.05 Accounts Receivable. Seller shall transfer, convey and assign to Purchaser at Closing all of Seller's right, title and interest in the accounts receivable existing as of the Closing Date. Purchaser shall pay Seller the outstanding balance of such accounts receivable, net of outstanding debt on such accounts receivable and management fees due thereon. All payments received by Seller from government agencies or other payors shall be remitted to Purchaser.

     5.06 Inventory. Seller shall transfer and convey to Purchaser at Closing all of Seller's right, title and interest in the inventory at the Facility. Purchaser shall pay Seller the value of such inventory at Closing.

SECTION 6.  CLOSING.

     6.01. Place, Time and Date of Closing. The payments and deliveries contemplated by this Agreement (other than the post-closing payments contemplated by this Agreement) shall be made at the offices of Purchaser at 10:00 a.m., local time, on _____________, 200___, or at such other place, time and date as Purchaser and Seller shall agree. The date on which the last of such payments and deliveries occurs is the "Closing Date," and such payments and deliveries constitute the "Closing." The Closing shall not be deemed to have occurred unless and until all of the conditions set forth in this Agreement have been satisfied (or appropriately waived); and none of such actions shall be deemed to have been taken unless and until all of them have been taken (or the requirement that they be taken appropriately waived); provided, however, that if all such actions are taken (or appropriately waived), then the Closing shall be effective on the Closing Date. Failure to close the transactions contemplated by this Agreement on the date specified in the first sentence of this Section 6.01 shall not in and of itself constitute a reason for a party to terminate this Agreement, termination being governed by Section 9 of this Agreement, and so long as this Agreement is not so terminated, the parties shall continue in good faith to undertake to consummate the transactions contemplated in this Agreement as soon as practicable.

     6.02. Conveyance of Property Free and Clear of Liens. At Closing hereunder, all of Seller's right, title and interest in and to the Real Property and Personal Property and the Facility shall be conveyed free and clear of all liens, encumbrances, restrictions, assessments (including, without limitation, any assessments payable in installments, all of which installments have not been paid), encroachments, and easements, except those set out in the Permitted Title Exceptions and to which Purchaser has consented. Subject to the Permitted Title Exceptions, Seller shall have satisfied and canceled of record all such aforesaid assessments, liens and other encumbrances against said Real Property and Personal Property, including, without limitation, any mortgage, indenture, security agreement, or deed to secure debt outstanding on any portion of such Real Property and Personal Property, unless assumed by Purchaser.

     6.03. Deliveries by Seller. Seller hereby agrees to, and shall, deliver or cause to be delivered to the Purchaser (unless Purchaser waives delivery of any one or all) at the Closing the following, each of which shall be in form and substance reasonably satisfactory to the Purchaser:

         (a) Possession. Possession and occupancy of the Facility subject only to any Permitted Title Exceptions;

         (b) Deed. Special warranty deed conveying title to the Real Property to Purchaser, duly witnessed and attested for recording in the State of Georgia, free and clear of all liens, restrictions and encumbrances other than the Permitted Title Exceptions;

         (c) Title Binder; Survey. A title insurance policy (marked title policy commitment) issued by a reputable title insurance company in an amount not less than the portion of the Purchase Price allocated to the Real Property with the costs of such title insurance to be borne by Purchaser, and a survey of the Land on which the Facility is located with the cost of such survey to be borne by Purchaser;

         (d) Environmental Report; Engineering Report. An environmental report for the Facility and an engineering report for the Facility with the costs of such reports borne fully by Purchaser.

         (e) Assignment of Patient Contracts. An assignment of all patient contracts, the originals of such contracts, all advance payments held by Seller, and all patient property or patients' funds held by Seller and complete accounting of same;

         (f) Assignment of Warranties, Guarantees and Indemnities. An assignment of any unexpired warranties, guarantees and indemnities now in effect with respect to any part of the Real Property or Personal Property and/or any of the mechanical systems in same;

         (g) Assignment of Service Contracts. An assignment of all service contracts not terminated prior to Closing;

         (h) Assignment and Bill of Sale. A Limited Warranty Assignment and Bill of Sale for all of Seller's right, title and interest in and to the Personal Property and fixtures located in the Facility, including those items described in Exhibit "B" attached hereto and by this reference made a part hereof;

         (i) Other Instruments. Such other endorsements, assignments and instruments of transfer and conveyance as may be necessary to vest in the Purchaser good and marketable title to the assets and business to be sold hereunder and as shall be reasonably requested by Purchaser;

         (j) Paid Tax Bill. A copy of the most recently paid real estate tax bills;

         (k) Certificates Regarding Mechanics' Liens and Other Matters. Certificates or affidavits of Seller in form and substance reasonably satisfactory to Purchaser regarding the status of mechanic's liens, Seller's right to possession of the Facility, the authority and power of the Seller to complete the transactions provided for herein, and the accuracy, in all material of Seller's representations, and warranties and covenants contained herein;

         (l) Certificate Regarding Absence of Changes. Certificate or affidavit of Seller in form and substance reasonably satisfactory to Purchaser that there have been no Material changes made to the Facility since the date of this Agreement;

         (m) Title Insurance Company Documents. Such documents and instruments as may be reasonably required by Purchaser or its title insurer to carry out the intent of the parties to this Agreement;

         (n) Admission Agreements; Employee Benefits. The lists and payments required by Sections 14 and 15 hereof;

         (o) Patient Records. The patient records and property described in
     Section 16 hereof;

         (p) Repair Records. All painting, repair and maintenance records available to Seller;

         (q) Plans and Specifications. The plans and specifications pursuant to which the Facility were constructed, if same are available to Seller;

         (r) As-Built Surveys. The most current "as-built" surveys of the Facility, if available;

         (s) Trade Name Assignments. An assignment of the trade name "The Health and Rehabilitation Centre at Dolphins View"; and

         (t) Compliance at Closing with Facility Laws. The representation made by Seller in Section 3.13 hereof shall be true and correct in all Material respects as of the Closing Date.

     6.04. Escrow Closing for Regulatory Delay and Other Conditions. If, on or before the Closing Date, Purchaser has not received all approvals required by any federal, state or local regulatory agency or authority with respect to the transactions contemplated by this Agreement, or if other conditions of Closing have not been satisfied or waived in writing, Purchaser and Seller shall have the option to close the purchase in escrow with a mutually acceptable escrow agent and pursuant to an escrow agreement reasonably acceptable to Purchaser and Seller; provided, however, that Purchaser may waive its right to close in escrow based upon applications filed and any formal or informal indications from regulatory agencies or authorities that approval shall be forthcoming in ordinary course.

     6.05. Security Deposits, Patient Property and Patient Funds. All security deposits, patient property and patient funds held by Seller shall be turned over to the Purchaser at the Closing, together with evidence in form reasonably satisfactory to Purchaser of Seller's compliance with all applicable laws with respect to the collection and maintenance of such security deposits, property and funds. Purchaser shall execute a receipt therefor. Before Closing, Seller shall provide to Purchaser at the Facility a list of all such security deposits and patient property and make available the ledger of patient funds as provided in Section 3.02 hereof. Seller agrees to assist in any audit of such deposits, property and funds. Seller and Purchaser hereby agree to reimburse and indemnify and hold free and harmless the other party from any and all liability in connection with any loss of deposits, patient property and patient funds incurred by the other party's failure to comply with applicable laws or properly to handle and account for same.

     6.06. Conditions Precedent to Obligations of Purchaser. All of Purchaser's obligations to make the deliveries and payments contemplated by Section 6 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which Purchaser may waive in whole or in part (and at or prior to the Closing, Purchaser may request a certificate of the general partner of Seller or such other evidence as Purchaser reasonably requests concerning the fulfillment of the following conditions):

         (a) Accuracy of Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all Material respects as of the date when made and shall be updated and true and correct in all Material respects as of the Closing as though such representations and warranties were made again on that date and Seller shall have performed and complied with all Material obligations, covenants and agreements with which Seller is required by this Agreement to perform or comply on or before the Closing.

         (b) Deliveries. The delivery to Purchaser of those items listed in
     Section 6.03 in form and substance reasonably satisfactory to Purchaser.

         (c) Governmental Consents Obtained or Requirements Satisfied. All authorizations, consents and approvals of any governmental or public unit, agency, body, authority or governmental or public official or entity necessary for the valid consummation of the transactions contemplated by (and compliance with or performance under) this Agreement shall have been obtained and shall be in full force and effect, including any required consents. Without limiting the foregoing, the Purchaser and the Seller shall have filed, or will file, with the appropriate agencies of the State of _______________ or subdivisions thereof, as applicable, for all approvals necessary to permit the transfer of Seller's right, title and interest in and to the Facility and the continued operation of the Facility as nursing care facility under applicable _______________ laws. Purchaser shall send Seller copies of all correspondence related to such applications and notices and Purchaser shall use reasonable dispatch and make all reasonable efforts to gain such approvals. Seller shall have responsibility for providing to Purchaser any information reasonably required by Purchaser and to otherwise cooperate with Purchaser, as reasonably requested, to gain such approvals. If Purchaser has not received all approvals required by any federal, state or local regulatory agency or authority with respect to the transactions contemplated by this Agreement, Purchaser shall have the option to require that the purchase be closed in escrow as provided in
     Section 6.04 hereof.

         (d) No Challenge to Transaction. No injunction (temporary or permanent) shall have been issued against Seller or Purchaser enjoining the consummation of the transactions contemplated by this Agreement, and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed by any governmental or public unit, agency, body, authority or other governmental or public officer or entity before any court, governmental or public unit, agency, body or authority or legislative body that has not been withdrawn, dismissed, rescinded, dissolved or otherwise eliminated on or before the Closing Date, to enjoin, restrain, delay, prohibit or obtain Material damages (i) with respect to, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) which, in the reasonable judgment of the Purchaser, would have a Materially adverse effect on the business or financial condition of the Facility.

         (e) Consents and Releases Received. Except as provided in (c) above, all consents reasonably necessary to complete this transaction shall have been obtained by Seller and Seller shall provide evidence thereof in form and substance reasonably satisfactory to Purchaser. Except for the Permitted Title Exceptions, all liens on the Real Property and Personal Property shall have been released in full and UCC termination statements shall have been filed or delivered for filing as appropriate. Purchaser shall have received consents or agreements from all parties other than Seller that all Material contractual arrangements with Seller shall continue unaltered in all Material respects; provided, however, that such consents shall be required only if the failure to obtain such consent would, in the reasonable determination of Purchaser, have a Material adverse effect on the business, financial condition or results of operations of the Facility; provided, further, however, that none of such consents or other assurances shall be given on terms that Materially adversely affects the rights of Seller thereunder.

         (f) Title Binder. Purchaser shall have obtained with respect to Real Property (including, but not limited to, the Land) a commitment for an owner's title insurance policy issued in the name of Purchaser and its successors and assigns by such title insurer as Purchaser shall reasonably select (i) insuring the title to such Real Property (in a total aggregate amount equal to the Purchase Price allocated to the Real Property at regular rates, including examination costs) as good, valid and marketable title free and clear of all liens, encumbrances and exceptions other than those that (A) involve imperfections of title that do not, individually or in the aggregate, impair the marketability of the affected property, (B) involve easements, covenants, restrictions or other encumbrances that do not, individually or in the aggregate, detract from the value of such property, in its current use or interfere with such use of such property, or (C) the Permitted Title Exceptions; and (ii) containing no survey exceptions or exclusions from coverage that indicate that Purchaser will not be able to operate the Facility after the Closing in the manner in which it is currently being operated.

         (g) Casualty Losses. On or prior to the time of Closing, the Facility shall not have sustained any loss, whether or not insured, by reason of physical damage to the Facility caused by fire, flood, accident, explosions or other calamity which would Materially adversely affect the carrying on of its business in the normal and regular course.

         (h) Union Contract. Any union contract entered into regarding the Facility prior to the Closing Date shall be in form and substance reasonably satisfactory to Purchaser.

         (i) Insurance. Policies of insurance relating to the Facility, in form and substance reasonably satisfactory to Purchaser, shall have been obtained by Purchaser. Purchaser agrees to use its reasonable efforts to obtain appropriate insurance prior to the Closing Date.

         (j) No Material Adverse Change. During the period prior to the Closing Date, no information shall have come to the attention of Purchaser reasonably indicating or suggesting that the financial information regarding the Facility and Seller is in any Material respect incorrect or incomplete. Without limiting the foregoing, any investigation of, or information obtained with respect to, Seller or the Facility by Purchaser, or any exhibit or schedule or any supplement hereto or any other document delivered to Purchaser in connection with this Agreement, shall not have revealed any facts or circumstances which, in the reasonable judgment of Purchaser, reflect in a Materially adverse way on the financial condition, assets, liabilities (absolute, accrued or contingent), reserves, business or operations of the Facility.

         (k) Financing. Purchaser shall have received financing on such terms as are acceptable to Purchaser.

         (l) Acquisition of Other Facilities. Purchaser shall have entered into Purchase and Sale Agreements for the acquisition of those facilities described on Exhibit "I" attached hereto on such terms as acceptable to Purchaser and closing of such acquisition shall have occurred simultaneously with the acquisition of the Facility.

     6.07. Closing Costs. Purchaser shall pay all costs of Closing, including the cost of recording any deed and any documentary stamps, transfer tax, or other similar tax and fees and expenses of any attorneys.

     6.08. Deliveries by Purchaser. Purchaser hereby agrees to, and shall, deliver and pay or to cause to be delivered and paid to Seller the following, each of which shall be in form or substance reasonably satisfactory to Seller:

         (a) Purchase Price. The Purchase Price as set forth in Section 2.01 hereof.

         (b) Other Documents. Such other documents, certificates and opinions as the Seller may reasonably and timely request in order to document more effectively the transactions contemplated by this Agreement or to evidence the compliance by Purchaser with any condition of this Agreement.

     6.09. Conditions Precedent to Obligations of Seller. All of the obligations of Seller to make the deliveries contemplated by this Section 6 are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which Seller may waive in whole or in part (and at or prior to the Closing, Seller may request a certificate of Purchaser or such other evidence as it reasonably requests concerning the fulfillment of the following conditions):

         (a) Accuracy of Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct in all Material respects as of the date when made, and shall be updated and true and correct in all Material respects as of the Closing as though such representations and warranties were made again on that date and Purchaser shall have performed or complied with all Material obligations, covenants and agreements with which Purchaser is required by this Agreement to perform or comply on or before the Closing.

         (b) Consents Obtained or Requirements Satisfied. All authorizations, consents and approvals of any third party, including without limitation any governmental or public unit, agency, body, authority or other governmental or public official or entity necessary for the valid consummation of the transactions contemplated by (and compliance with or performance under) this Agreement shall have been obtained and shall be in full force and effect. Notwithstanding the foregoing, Purchaser and Seller shall have obtained or be in the process of obtaining from the appropriate agencies of the State of _______________ or subdivisions thereof, as applicable, all approvals necessary to permit a transfer of the Facility under applicable _______________ laws.

         (c) Purchase Price. Purchaser shall have delivered to Seller the Purchase Price in the manner described in Section 6.09 hereof.

         (d) Deliveries. The Purchaser shall have delivered to Seller those other items listed in Section 6.08 hereof, in form and substance reasonably satisfactory to Seller.

         (e) No Challenge to Transaction. No injunction (temporary or permanent) shall have been issued against Seller or Purchaser enjoining the consummation of the transactions contemplated by this Agreement, and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed by any governmental or public unit, agency, body, authority or other governmental or public officer or entity before any court, governmental or public unit, agency, body or authority or legislative body that has not been withdrawn, dismissed, rescinded, dissolved or otherwise eliminated on or before the Closing Date, to enjoin, restrain, delay, prohibit or obtain Material damages with respect to, which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement.

         (f) No Material Adverse Change. During the period prior to the Closing Date, no information shall have come to the attention of Seller indicating or suggesting that the ownership or operation of the Facility, in the reasonable judgment of Seller, would be illegal or would make the Facility, in the reasonable judgment of Seller, ineligible for Medicare or Medicaid reimbursement if owned by Purchaser.

SECTION 7.  CONDEMNATION, RISK OF LOSS.

     7.01. Condemnation. In the event of the imminent threat or institution of any proceedings, judicial, administrative or otherwise, which shall relate to the proposed taking of any substantial portion of the Facility by eminent domain prior to Closing, Purchaser shall have the right and option to terminate this Agreement at any time prior to Closing by giving the Seller written notice to such effect. Seller hereby agrees to furnish Purchaser written notification with respect to such events of taking within three (3) days from Seller's receipt of any notification of such events. If Purchaser should decide to terminate this Agreement, the parties hereto shall be released from respective their obligations and liabilities hereunder. As used herein, a "substantial portion" of the Facility shall be deemed to include without limitation, a taking which would (i) close five (5%) percent or greater of the number of patient rooms or licensed beds at either of the Facility, (ii) close any one entrance or exit of either of the Facility, or (iii) cause a loss of future gross revenues in an amount greater than ten (10%) percent of either of the Facility's most recent annual gross revenues or a closing of the operations of either of the Facility.

     In the event Purchaser does not elect to terminate this Agreement because of such taking, at the Closing hereof, Seller shall assign to Purchaser all its right, title and interest in and to any proceeds arising out of such taking.

     7.02. Risk of Loss. Risk of loss with respect to the Facility is assumed by Seller until Closing. In the event that either of the Facility is substantially damaged by fire or other casualty prior to the Closing of this transaction, Purchaser, at its option, may:

         (a) Elect to terminate this Agreement upon giving written notice of such termination to Seller, whereupon the parties hereto shall be released from their respective obligations hereunder, or

         (b) Elect to close the sale, whereupon Purchaser shall be entitled to and shall receive an assignment of the proceeds of any insurance due to Seller with respect to such fire or other casualty.

Aggregate damage of $50,000 or more shall be deemed substantial, without excluding other damage that may be substantial.

     In the event that the Closing occurs, unless the damages are repaired in full by Seller prior to Closing, Purchaser shall be entitled to receive an assignment of the proceeds of any insurance due to Seller (but only to the extent of proceeds in excess of the amounts expended by Seller on any repairs related to damage for which such proceeds are due to Seller) with respect to fire or other casualty losses occurring between the date of this Agreement and the Closing Date, notwithstanding the fact that such losses are not deemed substantial.

SECTION 8.  INSPECTION.

     8.01. Right to Inspect. The Purchaser, or its agents, shall have the right to inspect the physical condition, environmental condition, structural competency and good working order of the Facility (including, without limitation, the heating, air conditioning, sewer, plumbing, antenna and electrical systems contained therein) prior to Closing. Such right of inspection and the exercise of such right shall not constitute a waiver by Purchaser of the breach of any representation or warranty of Seller that might have been disclosed by such inspection, unless such waiver is made in writing by Purchaser.

     8.02. Environmental Audits; Surveys. Commencing upon the date of this Agreement and extending through Closing hereunder, Purchaser shall have the right to enter the Facility personally or through agents, employees and contractors for the purpose of making boundary line and topographical surveys of same, making soil tests thereof and in general making tests, analyses and investigations of the Facility.

     8.03. Inspection of Records. Prior to Closing, all leases, books or records of Seller pertaining to the Facility may be inspected by Purchaser at the Facility, and Purchaser shall be supplied with copies thereof by Seller upon request.

     8.04. Seller's Options. Purchaser has heretofore inspected and approved the physical condition of the Facility. Pursuant to Purchaser's right to inspect the Facility as provided in Section 8.01, hereof, Purchaser shall endeavor to furnish Seller, prior to the Closing Date, with a written list of all defects in physical condition, structural competency or good working order which Purchaser discovers (to the extent such defects are incurred or arise after the date of this Agreement). Prior to Closing, Seller shall notify Purchaser in writing that
(i) Seller shall and does thereby agree to correct or cause to be corrected all such defects prior to the Closing, (ii) instead of correcting or causing to be corrected all such defects, Seller shall and does thereby agree to reduce the Purchase Price by a specified amount, itemizing how much of that amount is applicable to each defect, (iii) Seller shall and does thereby agree to correct or cause to be corrected only certain specified defects prior to Closing, or shall reduce the Purchase Price by a specified amount with respect to only certain itemized defects, or both, or (iv) Seller shall not correct or cause to be corrected any of the defects or agree to any reduction in the Purchase Price on account thereof. Seller's failure timely to give Purchaser such written notice prior to the Closing Date shall be deemed to be and shall constitute Seller's notice as provided in (iv) above. In the event Seller notifies Purchaser that Seller shall not correct or cause to be corrected all of such defects prior to the Closing under the provisions of (ii), (iii) or (iv) above, Purchaser may, at its option, after receiving such notice, terminate this Agreement, whereupon this Agreement shall be of no further force or effect and neither of the parties hereto shall have any liability or obligations each to the other. If Seller agrees to cure such defects prior to Closing or if Seller informs Purchaser that Seller shall not correct or cause to be corrected such defects prior to Closing under the provisions of (ii), (iii) or (iv) above, and Purchaser does not terminate this Agreement prior to Closing, then prior to Closing, Seller must correct or cause to be corrected such defects or reduce the Purchase Price, or both, and Seller's notification with respect to such list of defects shall become part of this Agreement without any further action by the parties hereto. Seller's obligations hereunder to correct or cause to be corrected any defects shall survive the Closing.

     8.05. Terms and Conditions of Inspections. Any inspections conducted pursuant to this Section 8 shall be at any time subject to the following terms and conditions:

         (a) Seller shall have received reasonable advance notice thereof;

         (b) No such inspection shall interfere with the normal day-to-day operation of the Facility; and

         (c) No due diligence objection to Closing shall be raised by Purchaser after the Closing Date.

SECTION 9.  TERMINATION.

     9.01. Circumstances of Termination. This Agreement may be terminated in either of the following circumstances:

         (a) The conditions to the Agreement in Section 5 and Section 8 are not satisfied or the termination circumstances as set forth in Sections 7.01,
     7.02 and 13 occur; or

         (b) The Closing begins or would otherwise occur and Purchaser is not obligated to close pursuant to Section 6.06 or Seller is not obligated to close pursuant to Section 6.09.

     9.02. Effect of Termination. If this Agreement is terminated pursuant to
Section 9.01, this Agreement shall be deemed thenceforth null and void and no party hereto shall have any obligation or liability by reason of this Agreement except as specifically provided herein.

     9.03. Damages Upon Termination. If Purchaser fails to tender the Purchase Price to Seller at the Closing or fails to perform as required herein or Seller fails to perform as required herein, then either party shall have all rights or remedies available to it under law or at equity, including, without limitation, specific performance and such rights or remedies may be exercised by either party concurrently or in such order as such party may elect.

SECTION 10.  BROKER'S COMMISSION.

     Each of Purchaser and Seller warrants to the other that there are no brokers, finders or other consultants acting on behalf of, or at the request of, Purchaser or Seller in this transaction. Seller shall indemnify and hold Purchaser harmless from and against the claims of all persons or entities who claim commissions through Seller for real estate brokerage fees or commissions or any other fees arising out of the sale and purchase of all of Seller's right, title and interest in or to the Facility or the transactions contemplated hereby. Purchaser shall indemnify and hold Seller harmless from and against the claims of all persons or entities who claim commissions through Purchaser for real estate brokerage fees or commissions or any other fees arising out of the purchase or sale of all of Seller's right, title and interest in or to the Facility or the transactions contemplated hereby.

SECTION 11.  ASSIGNMENT AND APPROVAL.

     Seller shall not assign its rights and obligations hereunder or any part thereof to any person, firm, limited partnership or corporation, including a corporation to be formed hereafter, or other entity, without the prior written consent of Purchaser. Purchaser may assign its rights and obligations hereunder without Seller's prior written consent.

SECTION 12.  NOTICES.

     All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. If not otherwise provided hereunder, all notices, demands or requests to be sent to any party hereto, or any assignee or any party, shall be deemed to have been properly given or served by delivering same personally to each party or by sending same by telecopy (receipt confirmed) or overnight delivery addressed to such party at the following addresses or telecopy number:

  To Purchaser:      Centennial HealthCare Management Corporation
                     400 Perimeter Center Terrace
                     Suite 650
                     Atlanta, Georgia 30346
                     Attention: Kent Fosha

                     Telecopy Number: (770) 730-1375

  With a copy to:    Centennial HealthCare Corporation
                     400 Perimeter Center Terrace
                     Suite 650
                     Atlanta, Georgia 30346
                     Attention: Daryl Griswold

                     Telecopy Number: (770)730-1350

  To Seller:         c/o Five Star Healthcare Properties, LLC
                     400 Perimeter Center Terrace
                     Suite 650
                     Atlanta, Georgia 30346
                     Attention: Alan Dahl

                     Telecopy Number: (770) 730-1377

SECTION 13.  MISCELLANEOUS.

     This Agreement shall bind and inure to the benefit of the parties hereto and their respective executors, administrators, legal representatives, and permitted successors and assigns. All the terms and conditions of this Agreement not performed at Closing shall survive the Closing for a period of one (1) year hereunder and shall not be merged into any general assignment from Seller to Purchaser. If all or any portion of any of the provisions of this Agreement shall be declared invalid by laws applicable thereto, then the performance of such offending provision shall be excused by the parties hereto; provided, however, that, if the performance of such excused provision Materially affects any aspect of this transaction, then the party for whose benefit such excused provision was inserted in this Agreement shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to terminate this Agreement; whereupon this Agreement shall be null and void. The titles or captions of the provisions of this Agreement are merely descriptive and are not representations of matters included in or excluded from such provisions. This Agreement and the agreements contemplated herein constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof, and no modification hereof shall be binding unless set forth in writing, signed by all parties and attached hereto. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Georgia (without regard to its rules of conflicts of laws). Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

SECTION 14. ASSUMPTION OF SELLER'S OBLIGATIONS TO THIRD PARTIES.

     Purchaser shall assume the obligations of Seller to provide future care to all current patients under any admission agreements or other contracts relating to patients.

SECTION 15. SELLER'S OBLIGATION WITH RESPECT TO EMPLOYEES.

     As of the Closing Date, Seller shall deliver to Purchaser a list of any and all amounts for current wages due employees as of the Closing Date and taxes with respect thereto, and all accrued and/or earned fringe benefits including, without limitation, vacation, pay or sick leave, retirement benefits and disability benefits to which employees may be entitled as of the Closing Date, certified by the general partner of Seller. Such benefits will be prorated in accordance with the provisions of Section 5.04 of this Agreement.

SECTION 16. PATIENT RECORDS AND PATIENT FUNDS.

     As of the Closing Date, Seller shall deliver to Purchaser all patient records with respect to the business conducted in connection with the Facility, which records Purchaser shall maintain and make reasonably available to Seller for three (3) years after the Closing Date, and Seller shall provide Purchaser with an updated accounting of all patient funds and other property of patients held by Seller and shall deliver such funds and other property to Purchaser at Closing.

SECTION 17.  LIABILITIES.

     Except as specifically provided in this Agreement, Purchaser shall assume no liabilities of any kind or nature of Seller or any liabilities of any kind or nature arising out of the business conducted with respect to the Facility prior to the Closing Date. Purchaser shall assume all liabilities arising out of the business conducted with respect to the Facility on or after the Closing Date and Seller shall assume no liabilities of any kind or nature arising out of the business conducted with respect to the Facility for the period after the Closing Date.

     Seller shall be responsible for satisfying the Facility's creditors and trade suppliers in accordance with Section 3.23 hereof. Seller shall indemnify and hold Purchaser harmless from and against any and all cost, loss, damage or liability which Purchaser may incur as a result of any "employment loss" as used in the Worker Adjustment and Retraining Notification Act of 1988 at the Facility occurring on or after the Closing Date as a result of the transactions contemplated hereby.

SECTION 18. TRANSFER OF THE TRADE NAME "THE HEALTH AND REHABILITATION CENTRE AT DOLPHINS VIEW"

     At Closing, Seller shall assign any and all of its right, title and interest in and to the trade name "_________________________________".

SECTION 19. CASH AND CASH EQUIVALENTS INCLUDED.

     Seller shall convey to Purchaser Seller's right, title and interest in and to any cash or cash equivalents with respect to the Facility, except as otherwise specifically provided herein.

SECTION 20.  DELIVERY.

     To the extent Seller is obligated to deliver records or other items to Purchaser as of the Assignment and such items would be cumbersome or unreasonable to remove from the Facility, such delivery may be made at the Facility, regardless of the location of the remainder of the Closing.

SECTION 21. INDEMNIFICATION BY SELLER AFTER CLOSING.

     21.01. Indemnification. If the transactions contemplated in this Agreement are completed and closed and this Agreement is not terminated, Seller and Purchaser shall indemnify and hold harmless each other against any loss, damage, liability or expense (including without limitation legal and other fees) incurred or sustained by that party as a result of or attributable to any Material misrepresentation or Material breach of any covenant, warranty or representation given or made by the other party and against any loss, damage, liability or expense (including without limitation legal and other fees) which would not have been incurred or sustained by that party if such covenants, representations and warranties had been true and correct in all Material respects. Seller shall indemnify and hold harmless Purchaser against any claim by any governmental entity for Medicare or Medicaid overpayment made by such governmental entity prior to the Closing Date or for Medicare or Medicaid recapture of depreciation resulting from the sale of the Real Property or Personal Property or any other change giving rise to such recapture.

     21.02. Tax Indemnification. Without limiting the requirements of the foregoing Section 21.01, Seller will promptly indemnify and hold harmless Purchaser against any and all liability for or with respect to taxes for any taxable period ending on or before the Closing Date that is asserted or assessed against the Facility. Notwithstanding anything in this Section 21 to the contrary, any indemnity payable by Seller to Purchaser pursuant to the foregoing sentence shall be paid within (i) ten days after Purchaser's request therefor or
(ii) ten days prior to the date on which the liability upon which the indemnity is based is required to be satisfied by Purchaser or the Facility.

     21.03. Limitations. The foregoing is subject to the following limitations:

         (a) Each party shall promptly notify the other parties of any action, claim, loss or potential action, claim or loss, in regard to which action, claim or loss that party shall seek or may seek indemnification pursuant to this Section 21, and in any event within thirty (30) days or such shorter period as may be necessary to avoid a default thereof after that party has actual knowledge of such action, claim or loss or potential action, claim or loss, and, at such time, that party shall tender and permit the other party to defend, at such other party's expense, any such action, claim or loss.

         (b) Claims under this Section 21, must be asserted within the following time periods after the Closing Date:

               Material misrepresentation or Material breach of any covenant, warranty or representations - 1 year;

               Any claim by any governmental entity for Medicare or Medicaid overpayment made by such governmental entity prior to Closing - 5 years;

               Recapture of depreciation resulting from the sale of the Real Property or Personal Property or other change giving rise to such recapture - 5 years.

               Tax indemnification - later of 5 years or running of applicable statute of limitations.

     It is understood and agreed that any such claim may be validly asserted by Purchaser or Seller during the applicable period if a claim has been asserted or threatened during such period which could result in a loss, liability, damage, cost or expense for which the Seller or Purchaser would be liable pursuant to this Section 21; and

         (c) Neither Seller nor Purchaser shall have rights as to any claim pursuant to this Section 21 in the event this Agreement is terminated prior to the consummation of the purchase and sale contemplated herein.

SECTION 22.  EXHIBITS.

     The parties shall have until Closing to agree upon all information to be filed as a part of the Exhibits to this Agreement.

SECTION 23. REMEDIES NOT LIMITED TO REAL AND PERSONAL PROPERTY.

     The parties shall have all legal and equitable remedies available to the for breach of this Agreement and shall not be limited to the collateral of the Real Property and Personal Property.

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement the day and year first hereinabove written.

"SELLER"

_______________________ INVESTORS, LLC

By: Five Star Healthcare Properties, LLC
Its:  Sole Member

 By: Southeast Capital, LLC

   By:
       ---------------------------------
       Alan C. Dahl, Member

 By: Highland Healthcare Capital, LLC

   By:
       ---------------------------------
       J. Stephen Eaton, Member

"PURCHASER"

CENTENNIAL HEALTHCARE MANAGEMENT CORPORATION


   By:
       ---------------------------------

                                 EXHIBIT INDEX

Exhibit "A"     REAL PROPERTY DESCRIPTION
-----------
Exhibit "B"     PERSONAL PROPERTY
-----------
Exhibit "C"     EXCLUDED PROPERTY
-----------
Exhibit "D"     PURCHASE PRICE ALLOCATION
-----------
Exhibit "E"     SCHEDULE OF DEFICIENCIES IN THE CONDITION OF THE FACILITY
-----------
Exhibit "F"     CHANGES IN FINANCIAL CONDITION OF THE FACILITY
-----------
Exhibit "G"     LIST OF EXCEPTIONS
-----------
Exhibit "H"     PERMITTED TITLE EXCEPTIONS
-----------
Exhibit "I"     LIST OF ADDITIONAL FACILITIES
-----------